FOR FURTHER INFORMATION:                                          TRADED:  NYSE
                                                                  SYMBOL:  ELK
Richard J. Rosebery, Vice Chairman,
Chief Financial and Administrative Officer, and Treasurer
(972) 851-0510

PRESS RELEASE
FOR IMMEDIATE RELEASE


                 ELCOR REPORTS HIGHER FISCAL 1998 THIRD QUARTER
             SALES AND EARNINGS; ALSO EXPECTS SUBSTANTIALLY HIGHER
                     FOURTH QUARTER AND FISCAL YEAR RESULTS

DALLAS, TEXAS, April 16, 1998 . . . . Elcor Corporation announced today that net income for the third quarter ending March 31, 1998, rose 29% to $3,369,000, or $.25 per diluted share, from $2,612,000, or $.20 per diluted share, in the year-ago quarter. Sales increased 4% to $ 59.2 million from $57.1 million last year. Both the roofing products and industrial products sectors achieved higher sales and operating profits in the third quarter this year as compared to the year-ago quarter.

Harold K. Work, Chairman and Chief Executive Officer, said, "Third quarter sales were held back by El Nino's impact on the West Coast and in the Southeastern United States as many contractors were not able to replace leaking roofs during the extended periods of heavy rainfall. As a result, we expect that demand for Elk Prestique(R) shingles should rise in the months ahead as contractors tackle a backlog of roof replacement work. Presently, we expect to report substantially higher sales and earnings for our fourth quarter and fiscal year ending June 30, 1998."

For the nine months ending March 31, 1998, net income rose 35% to $11,711,000 or $.87 per diluted

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PRESS RELEASE
Elcor Corporation Quarterly Results
April 16, 1998
Add One

share, from $8,689,000, or $.65 per diluted share, last year. Sales increased 12% to $193.7 million from $172.3 million in the first nine months last year.

Elcor's Roofing Products segment continues to see growing demand for its Elk subsidiary's patented Enhanced High Definition(R) and Raised Profile(TM) Prestique premium laminated fiberglass asphalt shingles. With shipments of Elk Prestique shingles having reached a record level for any third quarter, Elk has begun implementing a series of small price increases in each of its markets.

El Nino's punishing high winds and heavy rainfall across much of the nation this winter is expected to significantly increase the level of demand for Elk Prestique laminated shingles during the seasonally stronger June and September quarters. In addition, Elk expects to see sharply higher demand from a broader customer base for its nonwoven fiberglass roofing mats during this seasonally stronger period.

Elk's new Shafter, California Prestique laminated shingle plant and Elk's new Ennis, Texas nonwoven fiberglass roofing mat plant are both performing well and are now positioned to supply high quality laminated shingles and roofing mats to satisfy the growing demand for these products in the months ahead.

Elcor's Industrial Products segment again achieved sharply higher sales and operating profits in this year's March quarter, continuing the strong turnaround which began in the June quarter of fiscal
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PRESS RELEASE
Elcor Corporation Quarterly Results
April 16, 1998
Add Two

1997. Third quarter sales rose 30% from the year-ago period, paced by accelerating demand for Chromium Corporation's Compushield(R) conductive coatings and conductive gaskets used in the wireless digital telecommunications and other electronic equipment industries.

FINANCIAL POSITION
Elcor's financial position remains strong. For the first nine months of fiscal 1998, net cash flows from operating activities of $12.3 million fully covered the $7.4 million spent in net investing activities and permitted a $3.9 million reduction in long-term debt from $52.6 million at June 30, 1997 to $48.7 million at March 31, 1998.

At March 31, 1998, shareholders' equity was $122.6 million; total capital was $171.3 million; long-term debt as a percent of total capital was 28%; and the current ratio was 3.7:1.

OUTLOOK
Mr. Work said, "At the present time, the outlook appears to be good for substantially higher fiscal 1998 sales and earnings as a result of growing demand for Elk's patented Prestique premium laminated fiberglass asphalt shingles and nonwoven fiberglass roofing mats, as well as for our industrial products and services. Elcor expects that sales and earnings for our fourth quarter ending June 30, 1998 will be substantially higher than the year-ago quarter as a result of improved demand for our products and higher operating levels for our two new major roofing products manufacturing plants. Looking ahead to the longer term, we have made and are continuing to make the investments
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PRESS RELEASE
Elcor Corporation Quarterly Results
April 16, 1998
Add Three

to expand capacity and to develop new value-added products and services in high growth niche markets that should drive strong growth in sales and earnings in the years ahead," he concluded.

SAFE HARBOR PROVISIONS
In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, except for the historical information contained herein, the above discussion contains forward looking statements that involve risks and uncertainties. Elcor's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, changes in the amount and severity of inclement weather, as well as the other risks detailed herein and in the company's reports filed with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the fiscal year ended June 30, 1997 and its subsequent Forms 10-Q and Forms 8-K.

                                - - - - - - - -

Elcor, through its subsidiaries, manufactures roofing products and industrial products. Each of Elcor's principal operating subsidiaries is the leader or one of the leaders within its particular market. Its common stock is listed on the New York Stock Exchange (ticker symbol: ELK).

Elcor's roofing products facilities are located in Tuscaloosa, Alabama; Shafter, California; Dallas and Ennis, Texas. Its industrial products facilities are located in Cleveland, Ohio; Dallas, Lufkin, and Midland, Texas.

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PRESS RELEASE
Elcor Corporation Quarterly Results
April 16, 1998
Add Four

CONDENSED RESULTS OF OPERATIONS
(Unaudited, $ in thousands)

                                              Third Quarter                                 Trailing
                                            Three Months Ended    Nine Months Ended    Twelve Months Ended
                                                 March 31,            March 31,             March 31,
                                               1998     1997       1998       1997       1998       1997
                                             -------   -------   --------   --------   --------   --------
SALES                                        $59,225   $57,120   $193,706   $172,292   $252,170   $224,816
                                             -------   -------   --------   --------   --------   --------
COSTS AND EXPENSES:
        Cost of sales                         45,225    45,347    147,927    135,113    191,043    175,497
        Selling, general & administrative      8,257     7,609     25,446     23,186     33,014     30,890
        Reduction in value of assets               0         0          0          0          0      1,037
        Interest expense, net                    514        34      1,887        247      2,776        325
                                             -------   -------   --------   --------   --------   --------
Total Costs and Expenses                      53,996    52,990    175,260    158,546    226,833    207,749
                                             -------   -------   --------   --------   --------   --------
INCOME BEFORE INCOME TAXES                     5,229     4,130     18,446     13,746     25,337     17,067
Provision for income taxes                     1,860     1,518      6,735      5,057      9,313      6,202
                                             -------   -------   --------   --------   --------   --------

NET INCOME                                   $ 3,369   $ 2,612   $ 11,711   $  8,689   $ 16,024   $ 10,865
                                             =======   =======   ========   ========   ========   ========

NET INCOME PER SHARE
        Basic                                $  0.25   $  0.20   $   0.88   $   0.66   $   1.21   $   0.83
                                             =======   =======   ========   ========   ========   ========
        Diluted                              $  0.25   $  0.20   $   0.87   $   0.65   $   1.19   $   0.82
                                             =======   =======   ========   ========   ========   ========
AVERAGE COMMON SHARES OUTSTANDING
        Basic                                 13,269    13,202     13,234     13,170     13,224     13,165
                                             =======   =======   ========   ========   ========   ========
        Diluted                               13,544    13,362     13,504     13,272     13,480     13,281
                                             =======   =======   ========   ========   ========   ========

PRESS RELEASE
Elcor Corporation Quarterly Results
April 16,1998
Add Five

CONDENSED BALANCE SHEET
(Unaudited, $ in thousands)

                                                         March 31,
ASSETS                                                1998       1997
                                                    ---------  ---------
Cash and cash equivalents                           $   2,823  $   2,802
Receivables, net                                       47,773     43,469
Inventories                                            35,006     24,026
Deferred income taxes                                   2,296      2,713
Prepaid expenses and other                              2,816      3,730
                                                    ---------  ---------
        Total Current Assets                           90,714     76,740

Property, plant and equipment, net                    118,454    117,781
Other assets                                            1,749      3,380
                                                    ---------  ---------
        Total Assets                                $ 210,917  $ 197,901
                                                    =========  =========


                                                          March 31,
LIABILITIES AND SHAREHOLDERS' EQUITY                  1998       1997
                                                    ---------  ---------
Accounts payable & accrued liabilities              $  24,669  $  26,673
Current maturities on long-term debt                        0          0
                                                    ---------  ---------
        Total Current Liabilities                      24,669     26,673

Long-term debt                                         48,700     49,900
Deferred income taxes                                  14,920     12,076
Shareholders' equity                                  122,628    109,252
                                                    ---------  ---------
        Total Liabilities and
          Shareholders' Equity                      $ 210,917  $ 197,901
                                                    =========  =========


PRESS RELEASE
Elcor Corporation Quarterly Results
April 16,1998
Add Six

CONDENSED STATEMENT OF CASH FLOWS
(Unaudited, $ in thousands)

                                                              For the Nine Months Ended
                                                                      March 31,
                                                                  1998         1997
                                                                --------     --------
CASH FLOWS FROM:
OPERATING ACTIVITIES
Net income                                                      $ 11,711     $  8,689
Adjustments to net income
    Depreciation and amortization                                  8,116        5,937
    Deferred income taxes                                          1,554        3,761
    Changes in assets and liabilities:
         Trade receivables                                        (4,595)        (987)
         Inventories                                              (1,579)       2,722
         Prepaid expenses and other                                  756       (1,774)
         Accounts payable and accrued liabilities                 (3,616)      (1,921)
                                                                --------     --------

Net cash from operating activities                                12,347       16,427
                                                                --------     --------
INVESTING ACTIVITIES
    Additions to property, plant & equipment                      (9,079)     (13,490)
    Other                                                          1,718          856
                                                                --------     --------

Net cash from investing activities                                (7,361)     (12,634)
                                                                --------     --------
FINANCING ACTIVITIES
    Long-term borrowings                                          (3,900)      (3,100)
    Dividends on common stock                                     (2,385)      (1,846)
    Treasury stock transactions and other, net                       521          211
                                                                --------     --------
Net cash from financing activities                                (5,764)      (4,735)
                                                                --------     --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                (778)        (942)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                     3,601        3,744
                                                                --------     --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                      $  2,823     $  2,802
                                                                ========     ========